EXHIBIT 99.1
NEWS RELEASE

Media Inquiries:	Investor Inquiries:
eNucleus	eNucleus
Steve G. Vogel, CFO	Steve G. Vogel, CFO
tel 408.887.5127	tel 408.887.5127
pr@enucleus.com	investorrelations@enucleus.com

ENUCLEUS, INC. ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

Vancouver, Washington, October 31, 2006 (PRIMEZONE) -- eNucleus, Inc. (Pink Sheets:ENUI), the Washington State-based software and business process outsourcing services company, today announced that Al Case has been elected to the additional office of chief executive officer of the company, effective October 31, 2006. Case has over 30 years of experience in the software industry, in a variety of positions ranging from director of management information systems for Ryder System, Inc. (NYSE:R) to division president of Gartner, Inc. (NYSE:IT, IT-B), the world's largest information technology research and advisory firm. Case has been a member of the board of directors of eNucleus since June 2005. Since 2003, when he left Gartner, Case has been an independent management consultant working with a variety of start-up and turnaround business operations. Case is a former advisory board member to Sky Capital Holdings, Inc. (SKY.L), a Wall Street-based broker dealer, and serves on the board of directors of Turbodyne Technologies, Inc. (TRBD.OB) as well as several private companies including Turnpike Software, LLC and TechSpend, LLC.

Also, eNucleus directors Alan Ginsberg has resigned as a board member and Randy Edgerton have resigned as chief executive officer, president and director of the company. "The board thanks Alan and Randy for serving eNucleus, Inc. in its turnaround efforts." Said Albert Case, Chairman.

About eNucleus

eNucleus, Inc. is a Vancouver, Wash. based provider of technology enabled business process outsourcing (BPO) and hosted software (SaaS) solutions. eNucleus provides "back office" support services through its offshore BPO center in Ahmedabad, India, and offers a variety of technology solutions and services in the energy and business support markets. Visit www.eNucleus.com for more information.

Forward-Looking Statements

The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's annual report, financial filings and other publicly available information regarding the Company, copies of which are available from the Company upon request as well as with its periodic SEC filings. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.

CONTACT: eNucleus
Steve Vogel, CFO
Investor Relations
(408) 887-5127
investorrelations@enucleus.com